Exhibit 99.1

Capitala Finance Corp. Announces Distributions

CHARLOTTE, N.C., January 2, 2020 -- Capitala Finance Corp. (the “Company”, “our”, or “Capitala”) (Nasdaq:CPTA) declared normal distributions for the first quarter of 2020.

First Quarter 2020 Distributions

On January 2, 2020, the Company’s Board of Directors declared normal monthly distributions for the first quarter of 2020 as set forth below:

Record Date	Payment Date	Amount Per Share
1/24/20	1/30/20	$0.0833
2/20/20	2/27/20	$0.0833
3/23/20	3/30/20	$0.0833

The Company has adopted an opt-out distribution reinvestment plan (“DRIP”) that provides for reinvestment of distributions on behalf of its shareholders, unless a shareholder elects to receive cash. As a result, when the Company declares a cash distribution, shareholders who have not opted out of the DRIP will have their cash distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first and second lien loans, subordinated debt and, to a lesser extent, equity securities issued by lower and traditional middle market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a $3.0 billion asset management firm that has been providing capital to lower middle market companies through its credit, growth, and equity investment strategies throughout North America for twenty years. Since its inception in 1998, Capitala Group has invested in over 150 companies and seeks to partner with strong management teams to create value and generate superior risk-adjusted returns for its individual and institutional investors. For more information, definition and details visit Capitala Group’s website at www.capitalagroup.com.

Capitala Finance Corp.

Stephen Arnall

CFO|COO

sarnall@capitalagroup.com

SOURCE: Capitala Finance Corp.